                                                                  RULE 424(b)(3)
                                                  REGISTRATION NO. 333-61313 and
                                                  REGISTRATION NO. 333-73456

                           PROSPECTUS SUPPLEMENT NO. 1
                               DATED JULY 2, 2003
                       TO PROSPECTUS DATED AUGUST 13, 1998

                              ---------------------

                      THE PROSPECTUS DATED AUGUST 13, 1998
                           FOR THE QUIGLEY CORPORATION
                       IS HEREBY SUPPLEMENTED AS FOLLOWS:

This Prospectus Supplements the Prospectus dated August 13, 1998, of The Quigley
Corporation   (the   "Company"),   relating  to  the  sale  by  certain  selling
stockholders of up to 1,500,000  shares of our common stock ("Common  Stock") to include  an  additional  1,500,000  shares of  Common  Stock  issuable  upon the exercise of options issued pursuant to the Quigley Corporation 1997 Stock Option
Plan, as amended (the "Stock Option Plan").  On May 4, 2001, the stockholders of the Company approved a proposal to increase the number of shares of Common Stock that may be issued under the Stock Option Plan to  3,000,000.  On July 31, 2002,
the Board of  Directors  approved  a  proposal  to have all  options  held by an employee immediately expire if such employee is terminated for cause.

You should read this Prospectus  Supplement in conjunction  with the Prospectus, and this  Prospectus  Supplement  is qualified  by reference to the  Prospectus, except  to the  extent  that  the  information  in  this  Prospectus  Supplement supersedes the information  contained in the Prospectus.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

           THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                 FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

The  Section on  Selling  Stockholders  contained  in the  Prospectus  is hereby amended and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

            This  Prospectus  relates  to the  offer  and  sale  by the  Selling
Stockholders of up to 3,000,000 Shares issued under the Stock Option Plan to the
Selling Stockholders.  This Prospectus also relates to such indeterminate number of  additional  shares of  Common  Stock  that may be  acquired  by the  Selling
Stockholders  as a result of the  antidilution  provisions  of the Stock  Option
Plan. To the extent required,  additional  information regarding the identity of the Selling  Stockholders and certain other information  relating to the Selling
Stockholders will be provided by supplement to this Prospectus.

            The  following  table  sets forth (i) the number of shares of Common
Stock beneficially owned by each Selling Stockholder prior to the Offering, (ii)
the number of Shares of Common  Stock being  offered for resale by each  Selling
Stockholder  and (iii) the number and  percentage of shares of Common Stock that each Selling Stockholder will beneficially own after completion of the Offering.
Except as set forth below,  none of the Selling  Stockholders has had a material relationship with the Company during the past three years.

                                                    No. of Shares of
                                                       Common Stock          No. of
                                                    Beneficially Owned       Shares         Shares Beneficially Owned
             Name                                   Prior to Offering      Offered (1)         After Offering (2)
             ----                                   -----------------      -----------      -------------------------
Guy J. Quigley (3)..............................      4,097,264(4)          370,000         3,727,264           30.5%
Wendy Quigley (5)...............................        645,705(6)           51,000           594,705            5.1%
Charles A. Phillips (7).........................      1,830,377(8)          357,000         1,473,377           12.4%
George J. Longo (9).............................        555,000(10)         390,000           165,000            1.4%
Jacqueline F. Lewis (11)........................         70,000(12)          70,000                 0              *
Rounsvell W. Schaum (13)........................         50,000(14)          50,000                 0              *

            * Less than 1%.

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(1)         Consists solely of Common Stock issuable to the Selling Stockholders upon the exercise of currently exercisable options.

(2)         Assumes that all Common Stock offered by the Selling Stockholders is sold and that no other  shares of Common  Stock owned by the Selling
            Stockholders are sold.

(3)         Mr.  Quigley  is the  Chairman  of the  Board,  President  and Chief
            Executive Officer of the Company.

(4)         Includes 885,000 shares of Common Stock issuable to Mr. Quigley upon the exercise of currently exercisable warrants and options,  251,000 shares of Common  Stock  issuable  upon the  exercise of options and warrants  directly  owned by Mr.  Quigley's  wife and 514,705 shares beneficially owned by Mr. Quigley's immediate family.

(5)         Mrs.  Quigley is the wife of Guy J. Quigley and may be deemed to own the shares of Common Stock and options and warrants convertible into
            Common  Stock  directly  owned  by him and  their  immediate  family members.

(6)         Includes  251,000  shares of Common Stock  issuable to Mrs.  Quigley upon the exercise of options and warrants.

(7)         Mr.  Phillips is the Vice President,  Chief Operating  Officer and a
            Director of the Company.

(8)         Includes  817,000  shares of Common Stock  issuable to Mr.  Phillips upon the  exercise of  currently  exercisable  warrants and options,
            1,671 shares directly owned by Mr. Phillip's wife.

(9)         Mr.  Longo is the Vice  President,  Chief  Financial  Officer  and a
            Director of the Company.

(10)        Represents 515,000 shares of Common Stock issuable to Mr. Longo upon the exercise of currently exercisable warrants and options.

(11)        Ms. Lewis is a Director of the Company.

(12)        Represents  70,000 shares of Common Stock issuable to Ms. Lewis upon the exercise of currently exercisable options.

(13)        Mr. Schaum is a Director of the Company.

(14)        Includes 30,000 shares of Common Stock issuable upon the exercise of currently exercisable options.

            There is no assurance  that the Selling  Stockholders  will exercise the options to purchase  Common  Stock from the Company or that any such Selling
Stockholder will otherwise opt to sell any of the Shares offered hereby.

            The Shares covered by this  Prospectus may be sold from time to time so long as this  Prospectus  remains  in  effect;  provided,  however,  that the
Selling  Stockholders  are first  required  to contact the  Company's  Corporate
Secretary to confirm that this  Prospectus is in effect.  The Company intends to distribute  to each Selling  Stockholder a letter  setting forth the  procedures whereby such Selling  Stockholder  may use the Prospectus to sell the shares and under what  conditions the Prospectus may not be used. The Selling  Stockholders expect to sell the Shares at prices  then  attainable,  less  ordinary  brokers'
commissions and dealers' discounts as applicable.

            The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be  underwriters  within the meaning of the Securities Act with respect to the Common Stock offered  hereby,  and any profits  realized by the Selling  Stockholders or such brokers or dealers may be deemed  to  be  underwriting  commissions.  Brokers'  commissions  and  dealers'
discounts,  taxes  and  other  selling  expenses  to be  borne  by  the  Selling
Stockholders  are not  expected  to exceed  normal  selling  expenses  for sales over-the-counter  or  otherwise,  as the case may be.  The  registration  of the
Shares under the  Securities Act shall not be deemed an admission by the Selling
Stockholders or the Company that the Selling  Stockholders  are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.